                                                                  EXHIBIT 99(a)

                                                      ------------
                                                     |   AMETEK   |
                                                     |  NEWS LOGO |
                                                      ------------
CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801


Contact:  William J. Burke (610) 889-5249

                     AMETEK ANNOUNCES FIRST QUARTER RESULTS
                     -- REAFFIRMS 2003 EARNINGS FORECAST --

Paoli, PA, April 22, 2003 -- AMETEK Inc. (NYSE: AME) today announced that its overall results for the first quarter are in line with its expectations. First quarter 2003 sales of $267.5 million were up 2% from the $263.6 million recorded in the first quarter of 2002. Operating income for the first quarter of 2003 was $36.7 million up 1% from the first quarter of 2002. Net income was $19.7 million and diluted earnings per share were $.59, both essentially unchanged from last year's first quarter levels. Cash flow from operations was excellent, increasing to nearly $26 million in the first quarter, up from $9 million in last year's first quarter. Working capital management was the largest contributor to this increase.

"We are very pleased with our first quarter performance given the weak economic conditions in the manufacturing sector. Our profitability met our expectations and reflects continued solid execution of our four growth strategies," commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

"Operational excellence initiatives, including movement of manufacturing to low-cost locales, continue to provide excellent results. We are also very pleased with the recent acquisitions of Airtechnology and Solidstate Controls. Both are highly differentiated companies that contributed to our solid performance in the first quarter," he added.

ELECTROMECHANICAL GROUP (EMG)
EMG's sales of $133.9 million were up 6% from $126.8 million in the first quarter of 2002. First quarter group operating income of $21.8 million also was up 6%, compared with the $20.6 million reported for the same period of 2002. EMG's operating income margin in the first quarter of 2003 increased to 16.3% from 16.2% in the first quarter of 2002.

"EMG had a good first quarter. The revenue increase was driven by the acquisition of Airtechnology. The performance of our floorcare business was up slightly, with strong performance in Europe and weak performance in the United States," added Mr. Hermance.

ELECTRONIC INSTRUMENTS GROUP (EIG)
EIG first quarter 2003 sales were $133.6 million, down 2% from last year's level of $136.8 million. First quarter group operating income was down 5% to $20.0 million, versus $21.0 million in the same period of 2002. Group operating margins were 15.0%, down from 15.3% in the first quarter of 2002.

"Our revenues were positively impacted by strong performance in our high-end analytical instrumentation businesses and the acquisition of Solidstate Controls, while our aerospace and power businesses were much weaker than a year ago," noted Mr. Hermance.

                                                                  EXHIBIT 99(a)

                                    --MORE--

AMETEK ANNOUNCES FIRST QUARTER RESULTS
PAGE 2.

OUTLOOK
"For the balance of the year, market conditions are expected to remain weak for many of our businesses, particularly aerospace and power. As in the past, we are managing the cost structure of the company very closely and making adjustments where required. We are reaffirming our full-year forecast of modest revenue growth with diluted earnings per share in the range of $2.65 to $2.75 per diluted share," he added.

SOLIDSTATE CONTROLS ACQUISITION COMPLETED
Effective February 28, 2003, AMETEK completed the acquisition of Solidstate Controls, Inc., a leading supplier of Uninterruptible Power Supply (UPS) systems for the process and power generation industries, for approximately $36 million in cash. With its headquarters in Columbus, Ohio, Solidstate Controls has estimated annual sales of $45 million.

Solidstate Controls designs and manufactures highly customized inverters and UPS systems that its customers use to ensure a steady supply of clean power to keep their critical processes functioning properly. These critical processes typically involve harsh environments and have a correspondingly high cost of failure. Key markets for Solidstate's products are oil production, oil refining, chemical, petrochemical, steel and power generation (including fossil fuel and nuclear power utilities).

In January 2003, AMETEK announced the acquisition of Airtechnology Holdings Limited.

CONFERENCE CALL
AMETEK, Inc. will Web cast it's First Quarter 2003 investor conference call on Wednesday, April 23, 2003, beginning at 9:00 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

CORPORATE PROFILE
AMETEK is a leading global manufacturer of electronic instruments and electric motors with 2002 sales of more than $1 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 2000 Index.

FORWARD-LOOKING INFORMATION
Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #

                         (Financial Information Follows)

                                                                  EXHIBIT 99(a)

                                  AMETEK, INC.
                  CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                    (In thousands, except per share amounts)


                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                  -----------------------------
                                                     2003                2002
                                                  ---------           ---------
NET SALES                                         $ 267,531           $ 263,558
                                                  ---------           ---------
EXPENSES:
   Cost of sales, excluding depreciation            195,064             191,786
   Selling, general and administrative               27,315              27,775
   Depreciation                                       8,475               7,563
                                                  ---------           ---------
     Total expenses                                 230,854             227,124
                                                  ---------           ---------

OPERATING INCOME                                     36,677              36,434
Other income (expenses):
   Interest expense                                  (6,632)             (6,894)
   Other, net                                          (887)               (196)
                                                  ---------           ---------
Income before income taxes                           29,158              29,344
Provision for income taxes                            9,440               9,679
                                                  ---------           ---------
NET INCOME                                        $  19,718           $  19,665
                                                  =========           =========

DILUTED EARNINGS PER SHARE                        $    0.59           $    0.59
                                                  =========           =========

BASIC EARNINGS PER SHARE                          $    0.60           $    0.60
                                                  =========           =========

AVERAGE COMMON SHARES OUTSTANDING:
  Diluted shares                                     33,646              33,506
                                                  =========           =========
  Basic shares                                       32,982              32,799
                                                  =========           =========

Dividends paid per share                          $    0.06           $    0.06
                                                  =========           =========


                                                                  EXHIBIT 99(a)

                                  AMETEK, INC.
                   INFORMATION BY BUSINESS SEGMENT (UNAUDITED)
                                 (IN THOUSANDS)



                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                               --------------------------------
                                                 2003                    2002
                                               ---------              ---------
        NET SALES

Electronic Instruments                         $ 133,601              $ 136,801
Electromechanical                                133,930                126,757
                                               ---------              ---------
  Total Consolidated                           $ 267,531              $ 263,558
                                               =========              =========


        OPERATING INCOME

Electronic Instruments                         $  19,982              $  20,959
Electromechanical                                 21,801                 20,573
                                               ---------              ---------
  Total segments                                  41,783                 41,532
Corporate and other                               (5,106)                (5,098)
                                               ---------              ---------
       Total Consolidated                      $  36,677              $  36,434
                                               =========              =========
